Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of  the undersigned directors of Microchip Technology Incorporated, a Delaware corporation (the "Company"), does hereby constitute and appoint STEVE SANGHI as the true and lawful attorney and agent of the undersigned, with full power of substitution and resubstitution to said attorney to execute, file or deliver any and all instruments and to do any and all acts and things which said attorney and agent deems advisable to enable the Company to comply with the Securities Exchange Act of 1934, as amended, and any requirements of the Securities and Exchange Commission in respect thereto relating to annual reports on Form 10-K, including specifically, but without limitation of the general authority hereby granted, the power and authority to sign such person's name individually and on behalf of the Company as an officer and/or director (as indicated below opposite such person's signature) to the Company's annual reports on Form 10-K or any amendments or papers supplemental thereto; and each of the undersigned does hereby fully ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney revokes any and all previous powers of attorney granted by any of the undersigned which such power would have entitled said attorney and agent to sign such person's name, individually or on behalf of the Company, to any Form 10-K.

IN WITNESS WHEREOF, each of the undersigned has subscribed these presents this 20th day of June, 2011.

Name and Signature	Title	Date

/s/ Albert J. Hugo-Martinez	Director	June 20, 2010
Albert J. Hugo-Martinez

/s/ L.B. Day	Director	June 20, 2010
L.B. Day

/s/ Matthew W. Chapman	Director	June 20, 2010
Matthew W. Chapman

/s/ Wade F. Meyercord	Director	June 20, 2010
Wade F. Meyercord